As filed with the Securities and Exchange Commission on February 24, 2014

Registration No. 333-XXXXXX

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
__________

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	46-0633510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of Principal Executive Offices, including Zip Code)

Altisource Residential Corporation Special Conversion Option Plan
(Full title of the plan)

Stephen H. Gray
General Counsel and Secretary
c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Name and address of agent for service)

(340) 692-1055
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer	☐		Accelerated Filer	☒
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	210,184 (1)	27.36 (2)	$5,750,635.00	$741.00

(1)
This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) to register 210,184 shares of the Common Stock which may be issued under the Altisource Residential Corporation Special Conversion Option Plan (as the same may be amended from time to time, the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange as of February 21, 2014, which is within five (5) business days prior to the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 20, 2014;

(b)
The description of the Registrant's Common Stock included in the Registrant's Registration Statement on Form 10, as amended, filed on September 20, 2012 and any amendment or report filed for the purpose of updating such description, including the Registrant's Current Report on Form 8-K filed on April 8, 2013; and

(c)
All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law (the “MGCL”) provides, generally, that a corporation may indemnify any officer or director made a party to any proceeding by reason of his or her service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, unless it is established that the act or omission of the officer or director was material to the matter giving rise to the proceeding and that such act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or the officer or director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful.

Notwithstanding the above, an officer or director may not be indemnified for (i) any judgments, penalties, fines, settlements or expenses arising out of any proceeding brought by or in the right of the corporation, in which such officer or director has been adjudged liable to the corporation or (ii) any judgments, penalties, fines, settlements or expenses arising out of any proceeding charging improper receipt of a personal benefit by such officer or director, whether or not involving action in the officer’s or director’s official capacity, in which the officer or director was adjudged to be liable on the basis that personal benefit was improperly received.

The termination of any proceeding by judgment, order, or settlement does not create a presumption that the officer or director did not meet the standard of conduct required for such officer or director to be indemnified. However, the termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or the entry of an order of probation prior to judgment, creates a rebuttable presumption that the officer or director did not meet the standard of conduct required for such officer or director to be indemnified. Indemnification of an officer or director is not permitted unless authorized for a specific proceeding. Such authorization will only be given following a determination that indemnification is permissible because the officer or director met the standard of conduct required for such officer or director to be indemnified: (1) by the board of directors of the corporation by a majority vote of a quorum consisting of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by a majority vote of the full board of directors); (2) by special legal counsel selected by the board of directors (or by the committee designated by a majority vote of the board of directors); or (3) by the stockholders.

The reasonable expenses incurred by an officer or director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the officer or director of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking, which must be an unlimited general obligation of the officer or director, by or on behalf of the officer or director to repay the amount if it is ultimately determined that the standard of conduct has not been met.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, court ordered indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The indemnification and advancement of expenses provided or authorized by Section 2-418 of the MGCL are not exclusive of any other rights to which an officer or director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418 of the MGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any of those capacities or arising out of such person’s position, regardless of whether or not the corporation would have the power to indemnify against liability under Section 2-418 of the MGCL. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, so long as the form of such protection is not inconsistent with Section 2-418 of the MGCL. Additionally, a subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

The Registrant’s articles of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director, officer or employee of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or other employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification will continue as to an indemnitee who has ceased to be a director, manager, officer, employee or agent and will inure to the benefit of the indemnitee’s heirs, legal representatives, executors and administrators. The right to indemnification conferred in the articles of incorporation and bylaws is a contract right and includes the obligation of the Registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that in any case an advance of expenses incurred by an indemnitee will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses. The Registrant may, by action of its Board of Directors, provide indemnification to agents of the Registrant with the same or lesser scope and effect as the foregoing indemnification of directors, officers and employees. Any director, officer or employee of the Registrant serving (i) another corporation, partnership, limited liability company, joint venture, trust or other enterprise of which a majority of the equity interests entitled to vote in the election of its directors or the equivalent thereof is controlled by the Registrant, or (ii) any employee benefit plan of the Registrant or any entity referred to in clause (i), in any capacity will be deemed to be doing so at the request of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement.  (See Index to Exhibits below).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Frederiksted, St. Croix, United States Virgin Islands, on February 24, 2014.

Altisource Residential Corporation
Date:	February 24, 2014	By:	/s/	Kenneth D. Najour
Kenneth D. Najour
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ashish Pandey and Kenneth D. Najour his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on February 24, 2014 in the capacities indicated:

Signature	Title	Date

/s/ William C. Erbey	Chairman of the Board of Directors	February 24, 2014
William C. Erbey
/s/ Michael A Eruzione	Director	February 24, 2014
Michael A Eruzione
/s/ Robert J. Fitzpatrick	Director	February 24, 2014
Robert J. Fitzpatrick
/s/ James H. Mullen, Jr.	Director	February 24, 2014
James H. Mullen, Jr.
/s/ David B. Reiner	Director	February 24, 2014
David B. Reiner
/s/ Ashish Pandey	Chief Executive Officer (Principal Executive Officer)	February 24, 2014
Ashish Pandey
/s/ Kenneth D. Najour	Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)	February 24, 2014
Kenneth D. Najour

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Articles Supplementary of Altisource Residential Corporation (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed with the Commission on April 8, 2013).
4.2	Articles of Amendment of Altisource Residential Corporation (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed with the Commission on April 8, 2013).
4.3	Articles of Restatement of Altisource Residential Corporation (incorporated by reference to Exhibit 3.3 of the Registrant's Current Report on Form 8-K filed with the Commission on April 8, 2013).
4.4	By-laws of Altisource Residential Corporation (incorporated by reference to the Registrant’s Registration Statement on Amendment Number Four to Form 10 filed with the Commission on December 5, 2012).
4.5
Altisource Residential Corporation Special Conversion Option Plan (incorporated by reference to the Registrant’s Registration Statement on Form 10, Exhibit 10.10, filed with the Commission on December 5, 2012).

*5.1	Opinion of Saul Ewing LLP.
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1 of this Registration Statement).
*24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

*Filed herewith.